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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

   Certification and notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to file
                    Reports Under Sections 13 ad 15(d) of the
                        Securities Exchange Act of 1934.

                             Commission File Number           0-22656
                                                    ----------------------------

                         CAPITAL SAVINGS BANCORP, INC.
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             (Exact name of registrant as specified in its charter

       425 MADISON STREET, JEFFERSON CITY, MISSOURI 65101; (573) 635-4151
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          $.01 PAR VALUE COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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        (Titles of all other classes of securities covered by this Form)

                                      NONE
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]           Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]           Rule 15d-6               [X]
     Rule 12h-3(b)(1)(i)      [X]

           Approximate number of holders of record as of the certification or notice date:

NONE, FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S ACQUISITION BY UNION PLANTERS CORPORATION PURSUANT TO THE REGISTRANT'S MERGER WITH AND INTO UNION PLANTERS HOLDING CORPORATION, A WHOLLY OWNED SUBSIDIARY OF UNION PLANTERS CORPORATION.

           Pursuant to the requirements of the Securities Exchange Act of 1934, UNION PLANTERS CORPORATION, AS SUCCESSOR BY MERGER TO THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:        July 14, 1998            By: /s/ E. JAMES HOUSE, JR.
      --------------------------          ----------------------------------
                                              E. James House, Jr.
                                              Secretary of Union Planters
                                              Corporation, Successor to the
                                              Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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